Press Release	Source: US Farms, Inc.
US Farms, Inc Announces Record Revenues for First Quarter

Tuesday, May 15, 2007

Company Reports Sharp Increase in Aloe Vera and Asparagus Sales

SAN DIEGO, Ca.--(MARKET WIRE)--US Farms, Inc. (OTCBB:USFI- News) announced today record revenues for the fiscal first quarter ended March 31, 2007.

Revenue for the three months totaled $1,673,949 compared with no sales for the corresponding three months in 2006. Gross profit for the three months ended March 31, 2007 was $532,563 compared with $0 for the three months ended March 31, 2006. The company also reported a GAAP net loss of $550,005 for the three months ended March 31, 2007 compared with a net loss of $1,076,500 for the corresponding period in 2006.

Cash utilized from operations for the first quarter was $1,148,305 due mainly to growth in accounts receivable and inventories. The cash and marketable securities balance at the end of the quarter was $251,625.

"In the first quarter we achieved key milestones that position the Company for continued accelerating revenue growth through fiscal year 2007," said Yan K.. Skwara, Chairman and Chief Executive Officer, US Farms, Inc. First quarter business highlights include:

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US Farms, Inc. Purchases All Existing Plant Inventory of Palm Mountain Nursery

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US Farms, Inc. Announces New Stock Listing in The Produce News StockTrack

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US Farms, Inc. Signs Five-Year Lease Agreement for Nursery Facility in Southern California

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US Farms, Inc. Announces Construction for Two Acre Shade House Nursery Facility in Southern California

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The Company has successfully raised in excess of $1.0 million from private investors as a result of a private placement of common stock and warrants. WestCap Securities, LLC acted as the placement agent.

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The Company is in advanced negotiations with several large potential customers any one of which, if successfully concluded, could have a significant impact on sales during FY 2007.

In addition Mr. Skwara added:”In order to provide more transparency to our operating results, beginning in 2007 we have introduced reportable business segments to better align with; our operations, other food and agricultural companies, and our internal management reporting procedures and practices. We include in our reportable business segments: American Aloe Vera Growers, American Nursery Exchange and California Produce Exchange”.

American Aloe Vera Growers farms and sells domestically grown aloe vera potted plants, aloe vera boxed produce and bulk aloe vera leaves to brokers, re-wholesalers and directly to retailers. American Nursery Exchange grows and sells palms, jade, cycads and other potted plants to grocery stores, garden centers, landscapers, home improvement centers and via internet/mail order. California Produce Exchange distributes a variety of bulk vegetables and fruits to brokers, distributors, food converters and grocery stores.

Management believes the following competitive strengths should enable the company to adjust to challenges in its business and to capitalize on future growth opportunities:

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High Quality Products and Value-Added Services. USFI believes it delivers value to its customers by providing high-quality products and value-added services.

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Growing Market Positions. USFI believes that it will continue to grow share in the market positions of its business segments.

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Competitive Supply. USFI believes that it is able to produce and/or source its agricultural products and deliver them to customers at competitive costs.

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Strategic Focus. USFI believes that strategic acquisitions will add significant growth potential and value creation.

About US Farms, Inc.

US Farms, Inc. (USFI) is a diversified agricultural company. The company grows markets and distributes agricultural products through a number of wholly-owned subsidiaries. The agricultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States. Through internal growth and strategic acquisitions the company is expanding its market share in its nursery and specialty produce segments.

For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFI.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, our inability to acquire and or build an ethanol production facility, the impact of competitive products, product demand, market acceptance risks, fluctuations in operating results, political risk and other risks detailed from time to time in US Farms, Inc.'s filings with the Securities and Exchange Commission. These risks could cause US Farms, Inc.'s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, US Farms, Inc.

Contact:

     Contact:

     US Farms, Inc.

     Yan K. Skwara

     President

     Tel: 800-845-9133 or 858-488-7775

     Fax: 858-488-2828

     Allen & Assoc

     Mr. Shelly Kraft

     310-820-8730

Source: US Farms, Inc
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